Exhibit 4.2

OSHKOSH CORPORATION

$300,000,000 4.600% Senior Notes due 2028

SUPPLEMENTAL INDENTURE

Dated as of May 17, 2018

To

INDENTURE

Dated as of May 17, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

TABLE OF CONTENTS*

* This table of contents shall not, for any purpose, be deemed to be a part of the Indenture.

i

EXHIBITS

Exhibit A        FORM OF NOTE

ii

THIS SUPPLEMENTAL INDENTURE, dated as of May 17, 2018, between Oshkosh Corporation, a Wisconsin corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 17, 2018 (the “Base Indenture”, and together with this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee pursuant to Section 11.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as, and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 11.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Debt Securities, may amend or waive certain terms and conditions in the Base Indenture as permitted by Sections 2.02 and 3.01 thereof.

The execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 4.600% Senior Notes due 2028 (the “Notes”):

ARTICLE 1.
DEFINITIONS.

SECTION 1.01.             Relationship with Base Indenture

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 1.02.             Definitions

Capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

Additional Notes:

The term “Additional Notes” has the meaning assigned to it in Section 2.01.

Attributable Debt:

The term “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may, at the option of the lessor, be extended).

Base Indenture:

The term “Base Indenture” has the meaning specified in the Recitals.

Capital Interests:

The term “Capital Interests” in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

Capital Lease Obligations:

The term “Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Change of Control:

The term “Change of Control” means the occurrence of any of the following:

(i)        the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), that is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock in the Company;

(ii)       the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions), other than by merger or consolidation, all or substantially all of its consolidated assets to a Person other than a Restricted Subsidiary of the Company;

(iii)     the Company consolidates with, or merges with or into, any Person other than a Restricted Subsidiary of the Company, in each case pursuant to a transaction or series of related transactions in which any of the outstanding Voting Stock of the Company are converted into or exchanged for cash, securities or other property, other than any such transaction or series of related transactions where the Voting Stock of the Company outstanding immediately prior thereto are converted into or exchanged for Voting Stock of the surviving or continuing Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or continuing Person (immediately after giving effect to such conversion or exchange); or

(iv)     the adoption of a plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction or series of related transactions will not be deemed to involve a Change of Control if (a) as a result of such transaction or series of related transactions the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company or a holding company becomes the successor to the Company as contemplated by the provisions under Article 12 of the Base Indenture and (b) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction or series of related transactions are the same or substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or series of related transactions.

Change of Control Offer:

The term “Change of Control Offer” has the meaning assigned to it in Section 4.01.

Change of Control Payment:

The term “Change of Control Payment” has the meaning assigned to it in Section 4.01.

Change of Control Payment Date:

The term “Change of Control Payment Date” has the meaning assigned to it in Section 4.01.

Change of Control Triggering Event:

The term “Change of Control Triggering Event” means the occurrence of a Change of Control and a Rating Decline.

Code:

The term “Code” means the United States Internal Revenue Code of 1986, as amended.

Comparable Treasury Issue:

The term “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the redemption date) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, that the Notes mature on the Par Call Date).

Comparable Treasury Price:

The term “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

Consolidated Net Tangible Assets:

The term “Consolidated Net Tangible Assets” of any Person means the aggregate amount of assets of such Person and its Subsidiaries after deducting therefrom (i) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable) and (ii) (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual (as the case may be) consolidated balance sheet (prior to the relevant date of determination) of such Person and its Subsidiaries in accordance with GAAP.

Debt:

The term “Debt” means, with respect to any specified Person, without duplication, any indebtedness of such Person:

(i)        in respect of borrowed money;

(ii)       evidenced by bonds, notes, debentures or similar instruments;

(iii)     representing reimbursement obligations in respect of letters of credit (other than letters of credit that are secured by cash or cash equivalents), bankers’ acceptances or similar instruments (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables), provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five business days;

(iv)     representing Capital Lease Obligations;

(v)       representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense, trade payable or other current liability incurred in the ordinary course of business; or

(vi)     representing any Hedging Obligations (with the amount of any such Hedging Obligations to be deemed to be the net amount payable, after giving effect to permitted setoff, if such Hedging Obligations were terminated at the time of determination due to the default of such Person), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Debt” includes (a) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person), with the amount thereof deemed to be the lesser of the maximum amount of the obligations so secured and the fair market value of such asset, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Debt of any other Person, with the amount thereof deemed to be the stated or determinable amount of or, if not stated or if indeterminable, the maximum reasonably anticipated liability under any such Guarantee.

The amount of any Debt outstanding as of any date will be:

(i)        the accreted value of the Debt, in the case of any Debt issued with original issue discount; and

(ii)       the principal amount of the Debt, excluding, for the avoidance of doubt, interest, fees, premium, expenses and additional payments, if any.

DTC:

The term “DTC” has the meaning assigned to it in Section 2.02.

Event of Default:

The term “Event of Default” has the meaning assigned to it in Section 6.01.

Exchange Act:

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Fitch:

The term “Fitch” means Fitch, Inc. and its successors.

Funded Debt:

The term “Funded Debt” means all Debt, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Debt if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Debt.

GAAP:

The term “GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to accounting principles generally accepted in the United States; provided, however, that, solely for purposes of determining whether obligations constitute Capital Lease Obligations, “GAAP” means generally accepted accounting principles as used in the United States on the original issue date of the Notes without giving effect to any subsequent change thereto or to the future phase-in of any change thereto contemplated by any amendment to generally accepted accounting principles that has been adopted as of the original issue date of the Notes.

Guarantee:

The term “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

Hedging Obligations:

The term “Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Company’s business.

Holder:

The term “Holder” means a Person in whose name a Note is registered in the register for the Notes.

Incur:

The term “Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or the recording, as required pursuant to GAAP or other applicable accounting standards, of any such Debt on the balance sheet of such Person; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Subsidiary of Debt Incurred by the Company or a Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(i)        amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(ii)       the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(iii)     the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(iv)     unrealized losses or charges in respect of Hedging Obligations.

Indenture:

The term “Indenture” has the meaning specified in the Recitals.

Interest Payment Date:

The term “Interest Payment Date” means May 15 and November 15 of each year, commencing on November 15, 2018.

Lien:

The term “Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment for security purposes, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement or arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

Maturity Date:

The term “Maturity Date” means May 15, 2028.

Moody’s:

The term “Moody’s” means Moody’s Investors Service Inc. and its successors.

Notes:

The term “Notes” has the meaning specified in the Recitals.

Obligations:

The term “Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

Par Call Date:

The term “Par Call Date” means February 15, 2028 (the date that is three months prior to the maturity date of the Notes).

Permitted Liens:

The term “Permitted Liens” means:

(i)        Liens existing at the original issue date of the Notes;

(ii)       any Lien for taxes or assessments or other governmental charges or levies not then delinquent for more than 90 days, that are then remaining payable without penalty or which are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP and, in each case, to the extent no notice of lien has been filed or recorded under the Code;

(iii)     any warehousemen’s, materialmen’s, mechanic’s, repairmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, remain payable without penalty or are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(iv)     survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company and its Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;

(v)       Liens on property or assets of a Person existing at the time such Person acquires such property or assets, is merged with or into or consolidated with the Company or a Subsidiary; or becomes a Subsidiary (and not created or Incurred in anticipation of such transaction), provided that such Liens are not extended to the Company or its Subsidiaries’ property and assets other than the property or assets acquired and the proceeds thereof;

(vi)     Liens securing Debt of a Subsidiary owed to and held by the Company or a Subsidiary;

(vii)    Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, in accordance with the terms of the Indenture of any Debt secured by Liens referred to in clauses (i), (ii), (v), (viii) and (xiii) hereof to the extent that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(viii)   Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the original issue date of the Notes with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Debt and any assets that, in the ordinary course of business, are subject to Liens in favor of the same creditor for other assets subject to existing Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt;

(ix)     Liens in favor of the Company;

(x)       Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(xi)     Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (a) the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto) and (b) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(xii)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Debt;

(xiii)   Liens securing the Notes;

(xiv)   Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed at the time of creation the greater of $500.0 million and 15.00% of the Company’s Consolidated Net Tangible Assets;

(xv)    any interest of title of a lessor or secured by a lessor’s interest under any lease permitted under the Indenture; and

(xvi)   Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise permitted under the Indenture.

Principal Property:

The term “Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility owned at the original issue date of the Notes or ownership of which is thereafter acquired by the Company or any Subsidiary of the Company and the gross book value (including related land and improvements thereon) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets other than (i) any property which in the opinion of the Company’s board of directors is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

Purchase Money Debt:

The term “Purchase Money Debt” means Debt:

(i)        incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Subsidiary; and

(ii)       that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed or substantially similar assets leased or purchased from such lender or any affiliate of such lender under a master lease or similar agreement and proceeds of the foregoing; and in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

Quotation Agent:

The term “Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

Rating Agencies:

The term “Rating Agencies” means Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P shall not make a rating on the Notes publicly available other than as a result of actions by the Company, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) of the Exchange Act) selected by the Company which shall be substituted for Fitch, Moody’s or S&P, as the case may be.

Rating Category:

The term “Rating Category” means:

(i)        with respect to Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(ii)       with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(iii)     with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

Rating Decline:

The term “Rating Decline” means a decrease in the rating of the Notes by any two of the Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for Fitch and S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB– to B+ will constitute a decrease of one gradation.

Record Date:

The term “Record Date” means the preceding May 1 and November 1 of each Interest Payment Date.

Reference Treasury Dealer:

The term “Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC or one of their respective affiliates; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) at least one other Primary Treasury Dealer selected by the Company.

Reference Treasury Dealer Quotations:

The term “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Restricted Subsidiary:

The term “Restricted Subsidiary” means a Subsidiary of the Company that owns a Principal Property.

S&P:

The term “S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

Sale and Leaseback Transaction:

The term “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of any property which has been or is to be sold or transferred by the Company or any such Subsidiary to such Person with the intention of taking back a lease of such property, excluding (i) temporary leases for a term (including renewals at the option of the lessee) of not more than five years, (ii) leases between the Company and a Subsidiary of the Company or between Subsidiaries of the Company, (iii) any sale and leaseback of a property entered into prior to, at the time of, or within 180 days after the later of its acquisition or completion of its construction and (iv) any lease securing or relating to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property.

Securities Act:

The term “Securities Act” means the Securities Act of 1933, as amended.

Subsidiary:

The term “Subsidiary” means, with respect to any specified Person:

(i)        any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interest entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)       any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Supplemental Indenture:

The term “Supplemental Indenture” means this Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as amended, supplemented, or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

Synthetic Lease Obligations:

The term “Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Treasury Rate:

The term “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Voting Stock:

The term “Voting Stock” of any specified Person as of any date means the Capital Interest of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

ARTICLE 2.
THE NOTES.

SECTION 2.01.             Designation and Amount of Notes

The Notes shall be known and designated as the “4.600% Notes due 2028.” The Notes shall be senior unsecured obligations of the Company. The Notes will initially be limited to $300,000,000 in aggregate principal amount and will mature on the Maturity Date. Notwithstanding the foregoing, the Company may from time to time, without giving notice to or seeking the consent of the Holders of the Notes, issue debt securities with the same terms as the Notes (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with the Notes (“Additional Notes”). The Notes and any Additional Notes, will constitute a single series for the purposes of the Base Indenture and this Supplemental Indenture, including, without limitation, for purposes of voting and redemptions; provided that such Additional Notes are fungible with the Notes for U.S. federal income tax purposes. The Company will not be permitted to issue any Additional Notes if an Event of Default has occurred and is continuing with respect to the Notes.

SECTION 2.02.             Terms; Denominations; Form of Security

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and shall be in substantially the form of Exhibit A hereto. The Depositary Trust Company (“DTC”) shall act as Depositary for the Notes. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described in the Base Indenture, the Notes will not be issuable in certificated form.

Neither the Company nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. The Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

SECTION 2.03.             Payment of Principal and Interest

The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on the Maturity Date.

The Notes shall bear interest at the rate of 4.600% per year from the original issue date (May 17, 2018), or from the most recent Interest Payment Date to which interest has been paid or provided for. The Company will make interest payments on the Notes semi-annually in arrears on each Interest Payment Date to the Holders of record at the close of business on the preceding Record Date (whether or not a Business Day). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.  If an Interest Payment Date (including an Interest Payment Date falling on a Redemption Date or the Maturity Date) falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after the Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date the payment is made. Interest payable on the Notes will include accrued and unpaid interest from, and including, the date of issue or the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date, Redemption Date or Maturity Date, as the case may be.

SECTION 2.04.             Sinking Fund

The Notes will not be entitled to any sinking fund.

SECTION 2.05.             Defeasance and Covenant Defeasance

The defeasance and covenants defeasance provisions of the Base Indenture will apply to the Notes. If the Company exercises its rights of covenant defeasance pursuant to the Base Indenture, it will no longer be obligated to, among other things, offer to repurchase outstanding Notes upon a Change of Control Triggering Event.

ARTICLE 3.
REDEMPTION AND REPAYMENT.

SECTION 3.01.             Optional Redemption

The Company may redeem the Notes in whole at any time or in part from time to time, in each case at the Company’s option, prior to the Par Call Date at a Redemption Price equal to the greater of:

(i)        100% of the principal amount of the Notes being redeemed; and

(ii)       the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

In addition, at any time on and after the Par Call Date, the Company, at its option, may redeem some or all of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to the Notes and the Base Indenture.

The Company will mail or otherwise provide notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed, except that redemption notices may be mailed or otherwise provided more than 60 days before a Redemption Date if the notice is issued in connection with a defeasance or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture.  Notice of any redemption may, in the Company’s discretion, be subject to one or more conditions precedent.  Once notice of redemption is mailed or provided, subject to any such conditions precedent, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest).

For the avoidance of doubt, the Trustee will have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption.

In addition, the Company may at any time purchase any of the Notes by tender, in the open market or by private agreement, subject to applicable law.

Except as otherwise set forth in this Article 3, the terms and conditions upon which and the manner in which the Notes may be redeemed by the Company pursuant to this Article 3 are governed by the provisions of Article 4 of the Base Indenture.

ARTICLE 4.
CHANGE OF CONTROL.

SECTION 4.01.             Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes in whole by giving notice of such redemption to the Holders thereof as described above, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the repurchase date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, unless the Company has exercised its option to redeem the Notes in whole by giving notice of such redemption to the Holders thereof as described above, the Company will mail or deliver in accordance with DTC procedures a notice (a “Change of Control Offer”) to each Holder and the Trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event, offering to repurchase the Notes on the payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent and stating the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased. The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Section 4.01, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)        accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)       deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)     deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE 5.
PARTICULAR COVENANTS.

The covenants set forth in this Article 5 shall be applicable to the Company in addition to the covenants in Article 5 of the Base Indenture, which shall in all respects be applicable in respect of the Notes.

SECTION 5.01.             Limitations on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any Principal Property or on any share of stock or Debt of any Restricted Subsidiary, in each case which Lien secures Debt, without securing the Notes and all other amounts due under the Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien.

SECTION 5.02.             Limitation on Sale and Leaseback Transactions

Neither the Company nor any of its Restricted Subsidiaries shall enter into any Sale and Leaseback Transaction involving any Principal Property unless:

(i)        immediately after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding Debt secured by a Lien (other than Permitted Liens) on any Principal Property incurred without equally and ratably securing the Notes pursuant to Section 5.02 would not exceed the greater of $500.0 million and 15.00% of the Company’s Consolidated Net Tangible Assets calculated at the time of the transaction; or

(ii)       within 180 days after such Sale and Leaseback Transaction, the Company, or such Subsidiary, applies an amount equal to the greater of the net proceeds of such Sale and Leaseback Transaction and the fair market value at the time of the transaction of the property so leased to the retirement of Funded Debt of the Company or any of its Subsidiaries.

ARTICLE 6.
DEFAULTS AND REMEDIES.

SECTION 6.01.             Events of Default

Each of the following shall be an “Event of Default” with respect to the Notes:

(i)        failure to pay any interest on the Notes when due, which failure continues for 30 days;

(ii)       failure to pay principal or premium, if any, with respect to the Notes when due;

(iii)     failure to observe or perform any other covenant, warranty or agreement in the Indenture or Notes (other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 6.01) if such failure continues for 90 days (or, in the case of the financial reporting covenant, 120 days) after written notice by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(iv)     a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $100.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or (except in the case of any Debt owing to the Company by any Subsidiary or any Debt of any Subsidiary owing to the Company or another Subsidiary) shall constitute a failure to pay an amount of such Debt equal to at least $100.0 million when due and payable after the expiration of any applicable grace period with respect thereto; or

(v)       specified events of bankruptcy, insolvency, receivership or reorganization.

The Notes shall not have the benefit of the Events of Default set forth in Article 7 of the Base Indenture other than Sections 7.01(e) and (f) of the Base Indenture.

ARTICLE 7.
MISCELLANEOUS.

SECTION 7.01.             Trust Indenture Act Controls

If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act of 1939 Section 318(c), the imposed duties will control.

SECTION 7.02.             Governing Law

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.03.             Successors

All agreements of the Company in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

SECTION 7.04.             Severability

In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 7.05.             Counterpart Originals

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

SECTION 7.06.             Table of Contents, Headings, Etc.

The table of contents and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first written above.

OSHKOSH CORPORATION

By:	/s/ R. Scott Grennier
Name: R. Scott Grennier
Title: Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

(See Attached)

4.600% SENIOR NOTES DUE 2028

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 3.06 OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.10 OF THE BASE INDENTURE AND (III) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY PURSUANT TO SECTION 2.04 OF THE BASE INDENTURE.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

D-1

OSHKOSH CORPORATION
4.600% SENIOR NOTES DUE 2028

No. R-1	CUSIP: 688239 AF9
ISIN: US688239AF99

Oshkosh Corporation promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000.00) on May 15, 2028.

Interest Payment Dates:  May 15 and November 15, beginning November 15, 2018

Record Dates:  May 1 and November 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Oshkosh Corporation

By:
	Name:	Ignacio A. Cortina
	Title:	Executive Vice President and Secretary

Oshkosh Corporation

By:
	Name:	R. Scott Grennier
	Title:	Senior Vice President and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein issued under the within-mentioned Indenture.

Dated:  May 17, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

4.600% SENIOR NOTES DUE 2028

OSHKOSH CORPORATION

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture referred to below.

(1)        Interest.

(a)        Oshkosh Corporation, a Wisconsin corporation (“Oshkosh,” the “Issuer” or the “Company”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate.  The Company will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2018 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 17, 2018; provided that if there is no existing default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after May 17, 2018), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)        Method of Payment.  The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the May 1 and November 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 3.08 of the Base Indenture with respect to defaulted interest.

The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, the Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to the Maturity Date shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon.  The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

4

(3)        Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as paying agent and registrar.  The Company may change any paying agent or registrar without notice to any Holder.  The Company or any of its subsidiaries may act in any such capacity.  Whenever the Company shall have one or more paying agents for the Notes other than the Trustee, it will, on or before each due date of the principal of (and premium, if any) or interest on the Notes, deposit with a paying agent a sum sufficient to pay such amount becoming due, such sum to be held as provided by the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), and (unless such paying agent is the Trustee) the Company will promptly notify the Trustee of its action or failure so to act.

(4)        Indenture.  The Company issued the Notes under an indenture, dated as of May 17, 2018 (the “Base Indenture”), between the Company and the Trustee, as supplemented and amended by the supplemental indenture dated as of May 17, 2018, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  The terms of the Notes include those stated in the Indenture (except as otherwise provided in the Supplemental Indenture) and those made a part of the Indenture by reference to the TIA. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  The Notes issued on the Issue Date are senior unsecured Obligations of the Company limited to $300,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof.  The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5)        Optional Redemption.

The Company may redeem the Notes in whole at any time or in part from time to time, in each case at the Company’s option, prior to the Par Call Date at a Redemption Price equal to the greater of:

(i)            100% of the principal amount of the Notes being redeemed; and

(ii)           the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points;

plus, in each case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

In addition, at any time on and after the Par Call Date, the Company, at its option, may redeem some or all of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the Redemption Date.

5

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to the Notes and the Base Indenture.

For the avoidance of doubt, the Trustee will have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption.

In addition, the Company may at any time purchase any of the Notes by tender, in the open market or by private agreement, subject to applicable law.

(6)       Change of Control.  If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes in whole by giving notice of such redemption to the Holders thereof as described in paragraph 5 of this Note, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the repurchase date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

(7)        Mandatory Redemption.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8)        Notice of Redemption.  The Company will mail or otherwise provide notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed, except that redemption notices may be mailed or otherwise provided more than 60 days before a Redemption Date if the notice is issued in connection with a defeasance or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture.  Notice of any redemption may, in the Company’s discretion, be subject to one or more conditions precedent.  Once notice of redemption is mailed or provided, subject to any such conditions precedent, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest).

(9)        Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not

6

exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

(10)      Persons Deemed Owners.  The registered holder of a Note may be treated as its owner for all purposes.

(11)      Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note, and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(12)     Defaults and Remedies.    If an Event of Default with respect to the Notes (other than certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, the Trustee or the Holders of 25% or more in principal amount of the Outstanding Notes, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the principal of and all accrued but unpaid interest on all Notes to be due and payable in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration and its consequences may, in certain events, be annulled by the Holders of a majority in principal amount of the Outstanding Notes. If an Event of Default with respect to the Notes relating to certain events of bankruptcy, insolvency or reorganization shall occur and be continuing, the principal of and all accrued but unpaid interest on all Notes shall automatically become due and payable as provided in the Indenture.

(13)     Trustee Dealings with the Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14)      No Recourse Against Others.  No recourse under or upon any obligation, covenant or agreement of the Indenture, any supplemental indenture, or of any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, organizer, stockholder, member, owner, officer, director, manager or employee, as such, past, present or future, of the Company or any Subsidiary or of any predecessor or successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued thereunder are solely obligations of the

7

Company, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any incorporator, organizer, stockholder, member, owner, officer, director, manager or employee, as such, of the Company or of any predecessor or successor Person, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture, or in any of the Notes or implied thereby; and that any and all such personal liability, either at common law or in equity or by constitution or statute of, and any and all such rights and claims against, every such incorporator, organizer, stockholder, member, owner, officer, director, manager or employee, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any of the Notes or implied thereby, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of such Notes.

(15)      Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)      Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)      CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(18)      THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Oshkosh Corporation

2307 Oregon Street

Oshkosh, Wisconsin  54902

Facsimile:  (920) 966-5955

Attention:  Executive Vice President, General Counsel and Secretary

8

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________________________________________________________

to transfer this Note on the books of Oshkosh.  The agent may substitute another to act for him.

Date:  ____________

Your Signature:
(Sign exactly as your name appears on
the face of this Note)

Signature guarantee:  _____________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

9

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 4.600% Senior Notes due 2028 have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

10